Contact:
James Burgess	Thomas Redington
913 307-1000	203 222-7399/212 926-1733
mediware.com	www.redingtoninc.com

Mediware Reports Fiscal 2006 Results

Conference Call Scheduled For Today,
September 6th At 10:00 am EDT, 9:00 am CDT

LENEXA, KS SEPT. 6 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue for the fiscal year ended June 30, 2006 of $37.9 million compared to $36.6 million for fiscal 2005. Operating income was $3.0 million versus $4.5 million for the prior year. Net income for the year just ended was $2.3 million, or 29 cents per basic share and 28 cents per fully diluted share, compared to net income of $2.9 million, or 38 cents per basic share and 36 cents per fully diluted share in fiscal 2005.

A teleconference call to discuss the financial results is scheduled for 10:00 am EDT today, Wednesday, September 6, 2006.

The company recorded record revenue in 2006; however, increased expenses impacted full year results. The year-over-year cost increase was primarily due to:

•	Increased software development expenses due to current product lifecycles;
•	The adoption of FAS 123R which requires the company to expense compensation related to stock options;
•	Costs associated with recruitment and transition of the new management team; and
•	New investments in sales and marketing.

Commenting on the year, Mediware CEO James Burgess said, “Highlights of fiscal 2006 included the successful transition to a new management team, substantial increases in sales and marketing activities, and major improvements in customer service capabilities. While all these activities took a toll on net financial results, they represent investments that we believe position the company for operating and financial improvement in the current fiscal year and foreseeable future.”

He continued, “Each of our business units has a plan for growth and a strong focus on execution with emphasis on sales, sales management, and product and business development. We have a renewed focus on customer responsiveness and on software development quality and processes. We plan new product releases containing improvements based on customer feedback, and we have installed measurement metrics for every element of our business to further assure attainment of our customer satisfaction and financial goals.”

During Fiscal 2006 the company recorded new client contracts in each of its core businesses, including the following as of June 30, 2006:

•	Blood Management recorded 51 new contracts covering 79 sites;
•	Medication Management recorded nine new contracts covering 16 sites; and
•	Perioperative Management recorded two new contracts covering two sites.

Other accomplishments for the year included:

•	Continued growth in revenue;
•	New programs for customer responsiveness and satisfaction;
•	Continuing investment in operational improvements and growth initiatives;
•	Finalization of a new executive team; and
•	Continued strengthening of the balance sheet.

A conference call to discuss fiscal year 2006 results and future plans is scheduled for today, Wednesday, September 6, 2006 at 10:00 am Eastern Daylight Time, 9:00 am Central Daylight Time. To participate in the teleconference, please call 800.795.1259 (International: 785.832.2422) five minutes before the scheduled start. A replay of the call will be available for 10 days at 800.283.4642 (International: 402.220.0857).

Annual Fiscal 2006 and 2005 Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2006	2005

System Sales	$12,164	$11,731
Services	$25,707	$24,828
Total Revenue	$37,871	$36,559
Operating Expenses	$34,877	$32,074
Operating Income	$2,994	$4,485
Net Earnings	$2,328	$2,936
Earnings Per Share - Basic	$0.29	$0.38
Earnings Per Share- Diluted	$0.28	$0.36

Fiscal 2006 and 2005 Condensed Balance Sheet Highlights (in thousands):

	As of June 30,
	2006	2005

Cash and Cash Equivalents	$18,996	$14,839
Working Capital	$18,095	$12,917
Stockholders’ Equity	$38,501	$34,538

About Mediware

Mediware provides clinical information systems for hospitals and integrated healthcare delivery systems through three product divisions. Its software solutions encapsulate patient care instructions, reinforce patient safety practices, and improve efficiencies to lower costs. Mediware targets three primary areas of patient care -- medication management, operating room management and blood banking -- with specialized solutions that are proven in more than 1,000 client installations. Mediware's customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at http://www.mediware.com.

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Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the ``Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

9/5/06